Exhibit 99.1

UNITED REFINING COMPANY REPORTS

RECORD YEAR END FISCAL 2012 RESULTS

Warren, PA. November 19/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces results for the Company’s fiscal year ended August 31, 2012.

EBITDA1 increased $348.2 million for the fiscal year ended August 31, 2012 to a record $401.3 million from $53.1 million for the fiscal year ended August 31, 2011.

Net income for the fiscal year ended August 31, 2012 was $190.8 million, an improvement of $198.9 million from net loss of $8.1 million for the year ended August 31, 2011.

Net income and EBITDA includes $43.8 million of unrealized gains on derivative contracts for the fiscal year ended August 31, 2012.

Net sales for the fiscal year ended August 31, 2012 were $3.7 billion as compared to $3.2 billion for the fiscal year ended August 31, 2011. Wholesale sales increased during fiscal 2012 by $461.8 million or 29.9% for the comparable period in fiscal 2011 from $1,543.1 million to $2,004.9 million. The increase was due to a 6.2% increase in wholesale selling prices and a 22.3% increase in wholesale volume. Retail sales increased during fiscal 2012 by $102.2 million or 6.3% for the comparable period in fiscal 2011 from $1,623.8 million to $1,726.0 million. The retail sales increase was primarily due to increases in petroleum selling prices and merchandise sales.

United Refining Company uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The

Company’s calculation of EBITDA includes an adjustment for a gain that resulted from an extinguishment of its debt since the gain was not a result of the normal operations of the Company. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computing EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Year Ended August 31,
	2012	2011
	(dollars in thousands)

Net Sales	$3,730,925	$3,166,876
Operating Income (Loss)	$358,350	$33,332
Net Income (Loss)	$190,816	$(8,119)
Income Tax Expense (Benefit)	$121,954	$(3,619)
EBITDA (1)	$401,282	$53,118

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2012	2011
	(dollars in thousands)

Net (Loss) Income	$190,816	$(8,119)
Interest Expense	40,913	40,567
Income Tax Expense / (Benefit)	121,954	(3,619)
Gain on Early Extinguishment of Debt	—	1,245
Depreciation	38,718	17,332
Amortization	8,881	5,712

EBITDA – LIFO Basis	$401,282	$53,118

EBITDA – LIFO Basis	$401,282	$53,118
Non cash Losses(Gains) on Derivative Contracts	(43,826)	51,414

Adjusted EBITDA – LIFO Basis	$357,456	$104,532
LIFO Inventory Adjustment	(14,332)	41,794

Adjusted EBITDA – FIFO Basis	$343,124	$146,326

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 361 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and northwestern Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contacts: John A. Catsimatidis, Chairman and CEO (212) 956-5803

James E. Murphy, Chief Financial Officer (814) 723-1500